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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration Under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                     Commission File No. 0-17719

                                Auburn Bancorp
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            (Exact name of registrant as specified in its charter)

           540 Wall Street, Auburn, California 95603  (916) 888-8405
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, no par value
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file report(s):

          Rule 12g-4(a)(1)(i)   [ ]         Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii)  [ ]         Rule 15d-6            [X]
          Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date:

                                      454
                                    -------

     Pursuant to the requirements of the Securities Exchange Act of 1934, ValliCorp Holdings, Inc., as successor by merger to Auburn Bancorp, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     DATE: September 25, 1996          BY:  VALLICORP HOLDINGS, INC.,
                                            Successor Issuer

                                            By: /s/ E.L. Herbert
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                                                E.L. Herbert, Executive Vice
                                                President, General Counsel and
                                                Secretary